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                                                                     EXHIBIT 8.1

                         [HALE AND DORR LLP LETTERHEAD]



                                                  April 24, 2000


Thermo Instrument Systems Inc.
81 Wyman Street
Waltham, Massachusetts 02454


                         Re: Merger of Thermo Instrument Systems Inc. into Thermo Electron Corporation Following Completion of Thermo Electron Corporation's Offer to Exchange Shares of Thermo Electron Corporation Common Stock for Outstanding Shares of Thermo Instrument Systems Inc. Common Stock

Ladies and Gentlemen:

      This opinion is being delivered to you in connection with the filing of a registration statement (the "Registration Statement") on Form S-4, which includes the Prospectus relating to the merger of Thermo Instrument Systems Inc. ("Target") with and into Thermo Electron Corporation ("Acquiror") in accordance with the Delaware General Corporation Law (the "Merger") following consummation of Acquiror's offer to exchange 0.85 shares of common stock of Acquiror for each outstanding share of common stock of Target (the "Exchange Offer"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the letters delivered to Hale and Dorr LLP by Acquiror and Target containing certain representations of Acquiror and Target relevant to this opinion (the "Representation Letters"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

      In our capacity as counsel to Acquiror and Target in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Registration Statement and the exhibits thereto, the Representation Letters, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

      We have assumed that all parties to all documents examined by us have acted, and will act, in accordance with the terms of such documents and that the Exchange Offer and the Merger will be consummated pursuant to the terms and conditions set forth in the Registration Statement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Representation Letters, are, and at the Effective Time will be, true and complete in all
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Thermo Instrument Systems Inc.
April 24, 2000
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material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" or "to the best of the belief" (or similar qualification) of any person or party is, and at the Effective Time will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

      The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Exchange Offer and the Merger under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to the Effective Time, or at any other time, or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you or your shareholders of any developments after the Effective Time in the application or interpretation of the income tax laws of the United States.

      Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

      This opinion addresses only the specific United States federal income tax consequences of the Exchange Offer and the Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Exchange Offer or the Merger or any other transaction (including any transaction undertaken in connection with the Exchange Offer or the Merger). We express no opinion regarding the tax consequences of the Exchange Offer or the Merger to shareholders of Target that are subject to special tax rules, and we express no opinion regarding the tax consequences of the Exchange Offer or the Merger arising in connection with the ownership of options or warrants for Target stock.

      On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that the Exchange Offer and the Merger should be treated as one integrated transaction that will qualify as a reorganization within the meaning of Section 368(a). Subject to the additional qualifications set forth immediately following the numbered paragraphs below, the Exchange Offer and the Merger should result in the following federal income tax consequences:

1. A Target shareholder will not recognize any gain or loss solely upon the exchange of his or her shares of Target stock for Acquiror stock pursuant to the Exchange Offer or the Merger, except with respect any cash the shareholder receives in lieu of fractional shares of Acquiror stock;
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Thermo Instrument Systems Inc.
April 24, 2000
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2.   A Target shareholder's aggregate tax basis in the Acquiror stock that the shareholder receives pursuant to the Exchange Offer or the Merger will be the same as the shareholder's aggregate tax basis in the Target stock tendered, reduced by the amount of any tax basis attributable to any fractional shares not actually received;

3. A Target shareholder's holding period for the Acquiror stock that the shareholder receives pursuant to the Exchange Offer or the Merger will include the period for which the shareholder held the Target stock that he or she exchanged for the Acquiror stock, provided that the shareholder held the Target stock as a capital asset at the time of the exchange pursuant to the Exchange Offer or at the Effective Time, as the case may be;

4. Cash payments that a Target shareholder receives in lieu of a fractional share will be treated as if that fractional share of Acquiror stock had been issued pursuant to the Exchange Offer or the Merger and then redeemed by Acquiror; and

5. Neither Acquiror nor Target will recognize gain or loss directly as a result of the Exchange Offer or the Merger.

      No opinion is expressed as to any federal income tax consequence of the Exchange Offer or the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. In particular, and without limiting the foregoing sentence, no opinion is expressed as to any aspect or effect of Acquiror's proposed spin-offs of its medical products business and paper recycling and papermaking equipment business, and any associated transactions, as described in Acquiror's Request for Ruling under Section 355 initially filed with the IRS on April 7, 2000 (the "Spin-Offs"); and no opinion is expressed as to the tax treatment of the shareholders of Target on their receipt of stock or other property pursuant to the Spin-Offs.

      This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Exchange Offer and the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                        Very truly yours,

                                        /s/ Hale and Dorr LLP

                                        HALE AND DORR LLP